UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 18, 2014
(December 15, 2014)

Linn Energy, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-51719	65-1177591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Travis, Suite 5100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 840-4000

NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.
On December 15, 2014, Linn Energy, LLC (“LINN Energy”), through certain of its wholly owned subsidiaries, completed the previously announced sale of its entire position in the Granite Wash and Cleveland plays located in the Texas Panhandle and western Oklahoma to privately held institutional affiliates of EnerVest, Ltd. and its joint venture partner FourPoint Energy, LLC (the “Granite Wash Assets Sale”). LINN Energy used the net cash proceeds received of approximately $1.8 billion to repay in full its $1.3 billion term loan as well as repay a portion of the borrowings outstanding under its credit facility.
The foregoing description of the sale does not purport to be complete and is qualified in its entirety by reference to the Purchase and Sale Agreement, dated October 2, 2014, a copy of which was filed with LINN Energy’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.
Item 9.01    Financial Statements and Exhibits.
(b)  Pro Forma Financial Information.
The unaudited pro forma condensed combined balance sheet of LINN Energy as of September 30, 2014, which gives effect to the Granite Wash Assets Sale, and the unaudited pro forma condensed combined statements of operations of LINN Energy for the nine months ended September 30, 2014, and for the year ended December 31, 2013, which give effect to the Granite Wash Assets Sale, the acquisition of certain oil and natural gas properties from subsidiaries of Devon Energy Corporation (the “Devon Assets Acquisition”) and the 2013 acquisition of Berry Petroleum Company (the “Berry Acquisition”), are attached as Exhibit 99.1 and incorporated herein by reference.
(d)  Exhibits.

Exhibit Number	Description
Exhibit 99.1
The unaudited pro forma condensed combined balance sheet of LINN Energy as of September 30, 2014, which gives effect to Granite Wash Assets Sale, and the unaudited pro forma condensed combined statements of operations of LINN Energy for the nine months ended September 30, 2014, and for the year ended December 31, 2013, which give effect to the Granite Wash Assets Sale, the Devon Assets Acquisition and the Berry Acquisition.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC
(Registrant)

Date: December 18, 2014	/s/ David B. Rottino
David B. Rottino
Executive Vice President, Business Development and Chief Accounting Officer (As Duly Authorized Officer and Chief Accounting Officer)

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